Exhibit 10.1

EXECUTION VERSION

April 29, 2018

Gregory J. Goff

At the address on file with the Company

Dear Greg:

This letter (this “Letter Agreement”) is intended to memorialize our agreement regarding the terms of your employment with Marathon Petroleum Corporation (“Parent”) and your rights to certain compensation and benefits upon and following the closing date (the “Effective Date”) of the proposed acquisition (the “Transaction”) of Andeavor (the “Company”) by Parent pursuant to the Agreement and Plan of Merger, dated as of the date hereof, between the Company, Parent, Mahi Inc., a wholly owned subsidiary of Parent, and Mahi LLC, a wholly owned subsidiary of Parent (the “Merger Agreement”). In the event that (i) your employment with the Company terminates for any reason prior to the Effective Date or (ii) the Merger Agreement is terminated without the closing of the Transaction, this Letter Agreement will be void ab initio and will have no further force or effect and none of the parties will have any obligations hereunder.

From the Effective Date until the first anniversary of the Effective Date, subject to earlier termination of your employment or extension by mutual agreement between you and Parent, you will be employed by Parent with the following payments and benefits and you agree to accept the following terms of continued employment and service:

1.

Position. During the period of your employment hereunder, your title will be Executive Vice Chairman. You will have all of the customary authorities, duties and responsibilities that accompany the position of Executive Vice Chairman, as discussed and agreed with the Chief Executive Officer of Parent. Upon the Effective Date, you will also be appointed as a member of Parent’s Board of Directors.

2.	Target Annual Direct Compensation during Period of Employment.

A.	Annual Base Salary. Your annual base salary will be at a rate of $1,600,000 per year during your employment hereunder, and will be paid in accordance with Parent’s normal payroll practices.

B.

Annual Bonus Opportunity. Beginning in 2019, you will be eligible to receive an annual target bonus opportunity of 160% of your base salary, with the actual amount of the annual bonus paid and performance goals and other terms and conditions that are determined by Parent in accordance with the terms and conditions of Parent’s annual bonus program, as in effect from time to time for similarly situated executives.

C.

Long-Term Incentive Opportunity. You will be eligible to receive an annual target long-term incentive with a grant date value of $12,250,000. The long-term incentive awards will be subject to the terms and conditions of Parent’s long-term incentive program, as in effect from time to time for similarly situated executives; provided that (i) for awards in the form of options to purchase Parent common stock, you will be deemed eligible for retirement treatment and (ii) awards in any other form will provide that, on termination by Parent without cause or resignation by you for any reason more than one year following the Effective Date, such awards will continue to vest in accordance with their terms, with any performance-based awards vesting based on actual performance.

3.

Termination of Employment. Provided that you remain employed with Parent through the first anniversary of the Effective Date, or if your employment is terminated by Parent or its affiliates prior to such date without Cause (as defined in the CIC Plan), upon your termination (other than your termination for Cause, as defined in the CIC Plan), you shall be entitled to receive the Change in Control Benefit (as defined in the CIC Plan) applicable to the Chief Executive Officer in accordance with the terms and conditions of the Company’s Amended and Restated Executive Severance and Change in Control Plan (the “CIC Plan”), and such termination shall be treated as a Qualifying Termination for purposes of your outstanding, unvested equity-based awards granted prior to the Effective Date. For the avoidance of doubt, you hereby waive your right to resign for Good Reason through the first anniversary of the Effective Date under the CIC Plan and under your outstanding, unvested equity-based awards granted prior to the Effective Date.

For purposes of this Letter Agreement, “Qualifying Termination” means a termination without Cause or for Good Reason as defined under the Company Amended and Restated 2011 Long-Term Incentive Plan.

4.

Benefits and Compliance with Parent Policies. During your employment with Parent, you will be eligible to participate in the employee retirement and welfare plans that are comparable in the aggregate to those provided to you by the Company before the Effective Time. You will be credited with your years of service with the Company and its subsidiaries before the Effective Time for purposes of vesting, eligibility to participate in, benefit entitlement and levels of benefits under any applicable compensation or benefit plans of the Company or Parent following the Effective Date. For the avoidance of doubt, this Letter Agreement will not affect your rights or benefits pursuant to the Company’s Executive Security Plan, Pension Plan, Executive Deferred Compensation Plan, or similar Company benefit plans. During your employment, you will be subject to all applicable compensation and benefit and governance policies of Parent that are applicable to similarly situated executives, as in effect from time to time.

5.

Confidentiality. In the course of your employment with and involvement with Parent, the Company and their respective affiliates, you have obtained, or may obtain, confidential information, confidential knowledge or confidential data concerning Parent, the Company and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties. You hereby covenant and agree that, at any time during or after your employment, you will not disclose any Confidential Information, except when required to perform your duties to Parent or one of its affiliates, by law or judicial process, and that all Confidential Information remains the sole property of Parent and its applicable affiliates. “Confidential Information”

means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, whether tangible or intangible, documents or materials in any form or media, including (without limitation) any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or Parent. The foregoing confidentiality provision contained herein is in addition to and not in limitation of your duties as an officer, employee or service provider under applicable law. For purposes of this Section 5 and Section 6 of this Letter Agreement, references to Parent, the Company and their affiliates will include their predecessor and any successor entities. For the avoidance of doubt, nothing in this Letter Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity concerning matters relevant to the governmental agency or entity. You and Parent agree that no confidentiality or other obligation you owe to Parent or the Company prohibits you from reporting possible violations of U.S. Federal law or regulation to any governmental agency or entity under any whistleblower protection provision of U.S. Federal or U.S. State law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires you to notify Parent or the Company of any such report. In making any such report, however, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege.

6.

Non-Competition. You hereby covenant and agree that, during your employment and for 36 months thereafter, you will not directly or indirectly serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Magellan Midstream Partners, L.P.; Enbridge Energy Partners, L.P.; Western Gas Partners, L.P.; Buckeye Partners, L.P.; EnLink Midstream Partners, L.P.; DCP Midstream Partners, L.P.; NuStar Energy L.P.; Genesis Energy, L.P.; and Holly Energy Partners, L.P., or otherwise engage in any business activity directly or indirectly competitive with the business of Parent or its affiliates (or their respective subsidiaries or divisions) as in effect from time to time.

7.

Express Acknowledgment. You acknowledge and agree that: It is the intention of the parties hereto that the foregoing covenants, including without limitation the noncompetition covenant of Section 6, be valid, legal and enforceable. Notwithstanding the foregoing, if any of the covenants set forth herein is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. Any termination of your services shall have no effect on the continuing operation of the foregoing covenants of Sections 5 or 6, which shall survive in accordance with their terms. In the event of a breach or threatened breach of Sections 5 or 6, you agree that Parent will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate and insufficient.

8.

Tax Matters. This Letter Agreement is intended to comply with, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Letter Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Letter Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Letter Agreement will comply with, or otherwise be exempt from, Section 409A. For purposes of Section 409A, each payment made under this Letter Agreement will be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

Notwithstanding any provision of this Letter Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

9.

Entire Agreement. This Letter Agreement and the CIC Plan constitutes Parent’s only statement relating to the terms and conditions of your employment with Parent and supersedes any previous communications or representations, oral or written, from or on behalf of Parent or any of its affiliates (including the Company) as of the Effective Date.

10.	Representations. You confirm and represent, by signing this Letter Agreement, that you understand and accept all of the terms and conditions of this Letter Agreement.

11.	Miscellaneous.

A.	Amendment. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

B.

Withholding. Parent may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as are be required to be withheld pursuant to any applicable law or regulation.

C.	Choice of Law. This Letter Agreement will be governed and construed in accordance with the laws of the State of Ohio.

D.

Severability. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, and this Letter Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

E.

Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Letter Agreement by any other party, or of compliance with any condition or provision of this Letter Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

F.

Notices. Notices and all other communications provided for in this Letter Agreement will be in writing and will be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as will be specified by the parties by like notice):

To Parent:	539 South Main Street Findlay, OH 45840 Attention: General Counsel

Or to you:	Address on file with Parent

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address will be effective only upon receipt. Such notices, demands, claims and other communications will be deemed to have been given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

12.

Resignation from Positions. Immediately upon termination of your employment for any reason, unless otherwise requested by Parent, you will automatically be deemed to have (i) resigned from all positions (including, without limitation, any management, officer or director position) with Parent and its affiliates and (ii) relinquished any power of attorney, signing authority, trust authorization or bank account signatory authorization that you may hold on behalf of Parent or its affiliates. Your execution of this Letter Agreement will be deemed the grant by you to the officers of Parent of a limited power of attorney to sign in your name and on your behalf such documentation as may be necessary or appropriate for the limited purposes of effectuating such resignations and relinquishments.

13.

Survivorship. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination of the extent necessary to carry out the intentions of the parties under this Letter Agreement.

14.	Counterparts. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Sincerely,

MARATHON PETROLEUM CORPORATION

By:	/s/ Gary R. Heminger
Name: Gary R. Heminger
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]

I agree with and accept the terms and conditions of this Letter Agreement:

/s/ Gregory J. Goff
Name: Gregory J. Goff
Date:

[Signature Page to Letter Agreement]